July 27, 2006 Conference Call Notes

Ron DeFeo:

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Gelston, Director, Investor Relations and Financial Planning and Analysis; Jon Carter, Vice President and Controller; and available to answer your questions will be several members of our operating team including Colin Robertson, Executive Vice President of Operations; Chris Ragot for our Roadbuilding and Utilities business; Bob Wilkerson for Aerial Work Platforms; Rick Nichols for Materials Processing & Mining; Fergus Baillie for our Terex Construction product line; and Steve Filipov for Terex Cranes operations.

As has been our tradition, I plan to make some initial overview comments, then Phil will provide you with a specific summary of financial performance, then I will return and provide comments on individual sector performances. We will then open it up to your questions. I ask you to limit your questions to one and then a follow-up in an effort to get to everyone.

A replay will be available shortly after the conclusion of the call and can be accessed until Thursday, August 3, 2006 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 or for participants internationally 706-645-9291 and enter conference id #3296922.

So let me begin -

Terex had a terrific second quarter and a terrific first half. Nevertheless, we still believe our company has tremendous improvement opportunities in front of us. It’s important for our team members worldwide to take a minute and savor these financial results that are a reflection of their hard work over the past several years. We thank them for their effort and we thank our customers for their business.

Our earnings in the first half of 2006 were nearly what our total earnings were in the entire year of 2005. And if we reflect over a longer period of time, some of you may recall that we established a goal in early 2004 which when calculated would have resulted in a $7.00+ earnings per share performance for 2006. This was classic stretch goal establishment. Not many believed we could achieve it, but as we sit here today our guidance to you, adjusted for the stock split, gets us to this point or better in 2006. We’ve accomplished this with a little more growth, a little less margin and with virtually no acquisitions, but the net result is a financially stronger company with excellent prospects for the balance of this year and for the next several years. In my time with

Terex, our performance has never been stronger. Our balance sheet is strong and vastly improved, and even with all these accomplishments, the opportunity for further improvements remain compelling. We are at the very early stages of a significant change process that fundamentally will build a better, more efficient franchise around a group of products that deliver terrific value to our customers. It is not my purpose today to convince you of this fact, but it is my intent to share some of the activities underway within our organization to improve. But first let’s cover the numbers.

Phil Widman:

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

As Ron mentioned, we had a strong second quarter, with excellent top line growth, broad based margin improvement and cash flow generation, while continuing to position the Company for further operational and capital structure improvement. The outcome of this performance is reflected in our attainment of 29% Return on Invested Capital for the trailing twelve months, well on our way to exceeding 30% for the year. This level is consistent with our goal to deliver returns expected from diversified industrial companies, as we already exceed those delivered by the large machinery businesses.

We reported net income of $119.2 million, or $1.16 per share, compared to $71.2 million, or $0.70 per share, in the second quarter of 2005. The 2006 figure includes a $0.04 per share impact for the early extinguishment of $100 million of the 10-3/8% senior subordinated notes, while the 2005 period included $0.02 per share of special items. As a reminder, per share performance reflects the impact of our recent 2-for-1 stock split. Second quarter 2006 net sales increased 18% to $2.081 billion compared to $1.759 billion million in the comparable 2005 period as we continue to improve manufacturing throughput to meet the increasing global demand from our customers.

Gross profit increased to $407 million for the second quarter of 2006 from $282 million, with gross margin improving from 16% to 19.6%, reflecting both volume leverage and pricing realization over the prior year, offset by some material cost increases.

SG&A expenses increased to $194 million from $145 million for the second quarter of 2005. This results in a level of 9.3% of sales, and increased from 8.3% in 2005. Of this increase, 0.6 % point is due to the increased cost of equity and long term compensation programs, including options expense, the remainder largely driven by investment in international selling efforts to expand our global penetration.

The level of SG&A costs year to date have increased over the 2005 period, $30 million of which is due to several compensation related items, the first being:

•

Increased equity based benefit costs of approximately $15 million resulting from our inability to make certain grants in 2005 due to our delayed SEC filings, coupled with the increase in the Company’s stock price since we communicated the proposed equity awards for 2005.

•	Stock option expense of about $5 million.

•	And lastly the final year of the Company’s Long Term Incentive Plan has resulted in an increase of $10 million for the first six months of 2006 over the 2005 period.

As previously disclosed we would expect more than half of these costs to be unique to 2006.

Second quarter income from operations increased by 55%, to $213 million from $137 million in the comparable period for 2005. Operating margin increased to 10.2% from 7.8%, representing an incremental operating margin improvement of approximately 23% on the volume change, reflecting the volume and pricing leverage effect mentioned earlier.

Order backlog increased to $2.4 billion, a 67% increase over year ago levels and 12% higher than the first quarter, with strong growth in international customer orders.

A few comments on capital structure.

Net debt decreased $40 million to $530 million as of the second quarter from the end of 2005, however we have generated a very encouraging $204 million decrease over the last twelve months. Net debt to total capitalization for the second quarter is approximately 26%, significantly down from 40% in the second quarter of 2005.

Given the continued strong demand, working capital increased in the second quarter and we ended the quarter with working capital as a percentage of second quarter annualized sales slightly up from last year at 17.5% compared to 17%. We continue to challenge our organization to deliver improvement in inventory levels through leaner manufacturing processes as well as better planning in this period of strong customer demand. Our full year expectations are to generate $400 million in operating cash flow less capital expenditures, depending on the impact of continued strong demand driving the need for increased working capital.

As we have previously indicated, our debt reduction plans included calling the remaining $200 million of 10-3/8% senior subordinated notes. These have been called and will be redeemed in mid-August. In July we closed on a new larger senior credit facility, allowing us to improve our cash management efficiency, assure the flexibility to redeem the 9-¼% senior subordinated notes in early 2007, as well as provide additional operating flexibility to meet the future investment requirements to expand our platform and meet the increasing demand from our customers.

The effective tax rate for the second quarter is 35.3%, down from 37.5% in 2005, mainly due to the increased income generated in the US relative to our foreign businesses. We would expect the tax rate to increase somewhat during the second half of 2006.

So in concluding, we delivered a strong financial performance this quarter but still have tremendous potential in front of us.

With that I’ll turn it back to Ron to discuss some of the initiatives underway to achieve it.

Ron DeFeo:

Thanks Phil.

Now before discussing some segment highlights, I’d like to give you some perspective on some of our corporate-wide initiatives and some major activities of the second quarter.

First, we have hired AT Kearney to help us in our supply chain activities. This area is being led by Colin Robertson, and utilizing his knowledge of our operations coupled with the AT Kearney expertise, and a highly motivated team of professional material managers around the Company, we have identified significant savings. We are focusing on three commodity areas to start: steel, steel fabrications, and hydraulics. Our spending in these areas is well over $1.5 billion and it is our belief we can leverage our size to reduce our cost at least 5%. Secondly, the Terex Business System continues to build momentum. We conducted our first senior team Kaisan event in May helping to train and educate the leadership team. Research has shown that any cultural change, attempting to implement lean, must include the senior leadership or it is ineffective. We expect to conduct future senior team Kaisan events with the team this year.

Terex participated during the second quarter in two important trade events. We helped lead the initiation of the ConExpo Asia show and participated strongly in a Latin America show called M&T. In Latin America, we also had our first ever Latin American dealer meeting. We were able to introduce our broad product range to a number of dealers and dealer prospects during this show. Terex is very underdeveloped generally in Latin America.

We still have significant overall revenue momentum. As a total company, you heard that our backlog stands at $2.4 billion which is up 67% versus last year. Normally we would expect this to come down in the second quarter. It did not.

Now, I’d like to turn our attention to some of our segments.

Let me start first with our star performer – The Terex Aerial Work Platforms segment. Revenue year over year in the second quarter was up nearly 50%. This is a terrific performance considering that we have grown our production virtually entirely within existing facilities. Our business in the first half of this year exceeded $1 billion. To put this in perspective, when we acquired the Aerial Work Platforms business brand of Genie in 2002, annualized revenue was about $575 million. We are pleased with the overall performance from this segment, but most notably with some of our progress on the telehandler product line also. This product line is a critical part of our future, we believe we have a competitive product, and have integrated it into our lean production system processes. Looking toward the second half of this year, we expect continued strong performance although handicapping the impact of our customer’s consolidation efforts is somewhat difficult. Nevertheless, our business base has diversified meaningfully, as now about one third of our business is international. We are seeing strong demand from Asia, Latin America and Australia, and we will be increasing our efforts to grow our business in all of these developing markets. During these strong times, we’ve redoubled our efforts around customer service with a number of our major accounts and overall. Furthermore we have increased efforts on new product development which we think we will benefit from in future years. We are obviously pleased with the 19% operating margin in the quarter as this is a result of productivity improvements and pricing. AWP backlog was solid at $544 million, up 25% from one year ago.

The Terex Construction group had an improved but challenging quarter. We had revenue of about $430 million which was down 5% compared with the prior year. Our gross margin remained about flat vis-à-vis the prior year, but our operating profit overall declined about 40% reflecting difficulties in a couple of our businesses. First, our German based hydraulic excavator business continues to go through a significant product transition. This business has historically been a wheel-excavator factory and we are in the process of starting up a crawler excavator in this factory also. We expect to make some of our European production there, but also prove out the basic product design for application in other markets around the world over the next few years. This new product introduction is somewhat behind schedule and we are having some difficulty getting components. We had an improved June and expect better performance in the second half of the year.

We had a solid performance from our mini and midi excavator and wheel-loader group in Germany. We used to call this group the Schaeff group. This group delivered above year ago performance and most notably this came from our European operations and not from export as the weak dollar had made U.S. profitability challenging. As mentioned in the press release, our scrap handler business has had some difficulty over the past several quarters. Some of this is a result of increased competition, a slightly slower market, and a slowdown from the very strong several past years. That was to be expected.

The Construction group of Terex has been challenged by myself to pull its product line together under a common distribution network. This is not something we have done historically, but we are beginning to examine the prospects of how to do this and will report back to you as our plans develop. We think there is an opportunity to build a more common Terex distribution network, around the Construction products in particular.

We expect the second half to be significantly better than the second half was last year in terms of year-over-year performance. This will reflect the impact of several of the products that are being introduced and gives us confidence that this segment will be additive to our financial performance going forward. The Construction backlog was solid at $316 million, up 50% from one year ago.

The Terex Materials Processing & Mining business had a very strong quarter. Our Materials Processing business in particular has experienced meaningful margin and revenue increases. We are managing this business, I think as you know, on a global basis and taking advantage of all the product knowledge and market expertise that comes from doing this. The Materials Processing business includes our Powerscreen brand, Finlay, Simplicity, Cedarapids, Pegson, Canica, and Jaques, which are all historically strong crushing or screening related products that we are now pulling together under a common leadership team and, where appropriate, sharing some selling and marketing activities. This is a bit of a microcosm of the maturing that is taking place at Terex overall as we look at our markets and products to identify synergies, and begin to pull our leadership team together to capitalize on these synergies.

Our Mining business also had a strong quarter. The opportunities for this segment remain quite good as we look toward strong order backlogs and business opportunities in 2007 and even into 2008. Our Terex O&K hydraulic mining shovel business continues to be a leader in its field and we are planning on adding significant capacity in this product line in 2007 and more likely 2008.

We believe the financial performance of revenue up 13% and operating profit up 37% is respectable, and the $49 million of operating profit or 12% operating margin is quite solid indeed. This segment’s backlog was $376 million, up 27% from one year ago.

The Terex Cranes segment also had a very good quarter. Revenue was up 31% to $440 million and our operating profit was more than double the year ago level. The operating profit was about $37 million or 8.4% which is still below our 10% target we are trying to achieve. Of significance is the major improvement we have had in our North American business which is benefiting from a revamping of our North American operational approach. We are aggressively implementing lean processes and lean tactics, better purchasing, and supply chain management across our operations in both Waverly, Iowa and Wilmington, North Carolina. As I mentioned in the press release, the market for cranes is quite strong and there are very large infrastructure projects underway; we are one of the top manufacturers of cranes worldwide; our tower crane business is growing significantly; and we are quite positive about this segment’s prospect for the next several years. Backlog for this segment was $807 million, up 156% compared with one year ago, reflecting both our confidence in the future, and frankly, some of the challenges of meeting our customers’ demand.

It is also important to note that in the past quarter Terex acquired a 50% controlling interest in Sichuan Changjiang Engineering Crane Company. The Chinese market is large and this company has a solid position in this market and we expect this to strengthen.

The Roadbuilding, Utility Products and Others segment made some solid progress this past quarter. Revenues did not improve overall very much at +1.7% level versus one year ago but this was due to a decline in the Tatra revenue offset by double digit growth in Roadbuilding and Utility Products.

Importantly, this segment made meaningful margin progress. Virtually all the parts contributed to the operating profit of $17.6 million or 6.9% margin up from 4.1% in 2005. Backlog was strong at $335 million, up 76% from one year ago.

As mentioned in the press release, we have reached agreement to sell Tatra to a group of private equity investors who are familiar with the operations and have plans to grow this business. Tatra has been a positive profit contributor to Terex but is non-core. More information will be provided when this transaction is completed, which we expect to happen in the third quarter.

A few final comments on the outlook. For the full year we expect EPS to be $3.55-$3.75. But looking forward we expect continued strengths in most of our businesses: in the AWP sector, a strong mining and materials processing business, roadbuilding and utility products to stay strong, cranes to continue to build with more growth in front of us and the construction business to be at least steady as our business mix will benefit us as we are more European and have a greater mix of heavy products, but we have to get our margins up.

We continue to believe that we can achieve the 10% company operating margin target we set in 2007. I’m not to provide guidance for 2007 but we will pay off the 10-3/8% notes as Phil mentioned and expect to call the 9-¼% notes in January.

We have confidence in our future, but we have our share of challenges to overcome. Terex will continue to strengthen in the years to come. Thank you for your attention.

Now for your questions.